Exhibit 10.2

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, including attached Appendix B (collectively, the “Agreement”), is made by and between Image Sensing Systems, Inc., and its subsidiaries and divisions (collectively, “ISS”), and Dale E. Parker (“Parker”) as of the 22nd day of April, 2014 (the “Effective Date”).

RECITALS:

          A.       ISS and Parker entered into that certain Employment Agreement effective on or about June 25, 2013 (the “Original Agreement”) under which Parker has served and continues to serve as the Chief Operating Officer, Chief Financial Officer and Treasurer of ISS, and ISS wants Parker, and Parker wishes, to continue to serve in that capacity.

          B.       ISS and Parker have negotiated the terms of Parker’s employment as Chief Operating Officer, Chief Financial Officer and Treasurer of ISS to include change in control provisions, and they want to amend and restate the Original Agreement to include such provisions.

          C.       ISS and Parker mutually agree to the terms set forth in this Agreement.

          NOW THEREFORE, in consideration of the convents and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ISS and Parker agree as follows:

AGREEMENT:

1.	Employment; Definitions.

(a)

Employment. Parker is an at-will employee, and his employment may be terminated by either Parker or ISS at any time, with or without cause. Parker has and will continue to serve as ISS’s Chief Operating Officer, Chief Financial Officer and Treasurer.

(b)	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Change in Control” means any one or more of the following events occurring after the Effective Date:

(A)

the purchase or other acquisition by any one person, or more than one person acting as a group, of capital stock of ISS that, together with ISS’s capital stock beneficially owned by such person or group (as the term “beneficial ownership” is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), constitutes more than 50% of the total combined value or total combined voting power of all classes of capital stock issued by ISS;

(B)

a merger or consolidation to which ISS is a party if the individuals and entities who were shareholders of ISS immediately before the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power of all classes of securities issued by the surviving entity for the election of directors of the surviving corporation;

(C)

the purchase or other acquisition by any one person, or more than one person acting as a group, of all or substantially all of the assets of ISS during the 12-month period ending on the date of the most recent purchase or other acquisition of such assets by such person or persons;

(D)

a change in the composition of ISS’s Board of Directors at any time during any consecutive 12-month period such that the “Incumbent Directors” (as the term “Incumbent Directors is hereinafter defined) cease for any reason to constitute greater than 50% of the members of ISS’s Board of Directors. For purposes of this event, the term “Incumbent Directors” means those members of ISS’s Board of Directors who either:

(1) were members of ISS’s Board of Directors on the Effective Date; or

(2)          were elected or appointed by, or on the nomination or recommendation of, at least a majority of the members of the then-existing Board of Directors (either by specific vote or by approval of ISS’s proxy statement in which such individual is named as a nominee for director without objection to such nomination);

	(E)	ISS’s shareholders approve any plan or proposal for the liquidation or dissolution of ISS; or

(F)

any other change in control of ISS of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not ISS is then subject to such reporting requirements.

In all cases, the determination of whether a Change in Control has occurred shall be made in accordance with Section 409A of the Code.

(ii)	“Change in Control Termination” means any of the following events occurring upon or within 12 months after a Change in Control:

	(A)	the termination of Parker’s employment by ISS for any reason other than “With Cause” (as that term is hereinafter defined); or

(B)

the termination of employment with ISS by Parker for “Good Reason,” (as that term is hereinafter defined), which termination shall be accomplished by, and be effective upon, Parker giving written notice to ISS of his decision to terminate within 10 days after the expiration of the 30-day cure period provided to ISS as described in the first paragraph of Section 1(b)(iv).

For purposes of Section 6(d), with respect to the timing of payments thereunder, the term “Change in Control Termination” means Parker’s Termination Date.

(iii)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder.

(iv)

“Fair Market Value” means the per share closing price of ISS’s common stock or any other securities into which ISS’s common stock has been converted that are subject to Options held by Parker as quoted on the NASDAQ Stock Market or any other exchange on which such common stock or other securities are principally traded or, if such common stock or securities are not traded on any exchange, the fair market value of such common stock or securities as determined in good faith by the Board of Directors of ISS or its successor.

(v)

“Good Reason” means Parker has provided written notice to ISS within 90 days following the occurrence of any of the following events, provided the event results in a negative change to Parker, which notice describes the event in reasonable detail and the facts and circumstances claimed by Parker to constitute Good Reason, and ISS has not cured the event within 30 days after receiving such notice from Parker:

(A)

the assignment of Parker without Parker’s consent to a position with material responsibilities or duties of a lesser status or degree than the position of Chief Operating Officer, Chief Financial Officer and Treasurer of ISS;

	(B)	the relocation of Parker’s principal office for ISS business, without Parker’s consent, to a location more than 50 miles outside Parker’s work location as of the date of this Agreement;

(C)

a material reduction, in the aggregate, in base salary, variable pay opportunities or the employee benefits in which Parker is entitled to participate irrespective of any standard waiting periods with respect to the same, unless such material reduction is generally applicable to all employees of ISS with a similar ranking to Parker; or

	(D)	a material breach or a material adverse modification of this Agreement by ISS without Parker’s consent.

Termination for “Good Reason” shall not include Parker’s death or a termination for any reason other than one of the events described in clauses (A) through (D) of this Section 1(b)(iv).

(vi)

“Termination Date” means the date upon which Parker’s “separation from service” with ISS within the meaning of Section 409A(a)(2)(A)(i) of the Code (with “ISS” for purposes of this paragraph to include any business entity that is treated as a single employer with ISS under the rules of Section 414(b) and (c) of the Code).

	(vii)	“With Cause” means the occurrence of any of the following events:

(A)

the conviction of Parker of, or a plea of “guilty” or “no contest” by Parker to, a felony under the laws of the United States or any state thereof or the conviction of Parker of, or a plea of “guilty” or “no contest” by Parker to, any act involving moral turpitude;

		(B)	Parker’s breach of fiduciary duty involving personal profit;

		(C)	Parker’s willful and material misconduct in the performance of duties assigned to Parker as the Chief Operating Officer, Chief Financial Officer and Treasurer of ISS;

		(D)	Parker’s consistent failure to perform the reasonable stated duties assigned to Parker under this Agreement; or

		(E)	Illegal or unethical business practices by Parker, including but not limited to the commission of fraud, misappropriation or embezzlement in connection with ISS’s business.

          2.       Duties. Parker will devote his full professional time, attention and efforts to the business and affairs of ISS during his employment with ISS, and Parker agrees that, to the best of his ability and experience, and at all times, he will conscientiously perform the duties and obligations assigned to him.

3. Compensation.

(a)

Salary. Parker’s base salary will be $230,000 per year for the year ending December 31, 2014, less all required withholdings and deductions, payable in accordance with ISS’s standard payroll procedures in effect from time to time. Parker’s performance will be evaluated by ISS’s Board of Directors from time to time in its discretion but no less often than annually.

(b)	Bonuses. Parker’s bonus plan will be determined by ISS’s Board of Directors from time to time in its discretion but no less often than annually.

(c)

Employee Benefits. Parker will be entitled to insurance and other benefits in accordance with ISS’s standard and executive benefits in effect from time to time. These benefits include several elections that must be made by Parker. Planbooks, Summary Plan Descriptions, and Plan Legal Documents containing formal descriptions of all available benefits have been or will be provided to Parker. ISS is entitled to change, modify, or discontinue such benefits at its sole discretion.

(d)	Vacation. Parker is entitled to up to four weeks of vacation each year in accordance with ISS’s vacation policy in effect from time to time.

          4.       Reimbursement of Reasonable Travel and Business Expenses. ISS will, in accordance with its policies in effect from time to time, reimburse Parker for all reasonable business expenses incurred by Parker in connection with the performance of his duties under this Agreement, upon submission of the necessary documentation required pursuant to ISS’s standard policies and record keeping procedures. Parker also agrees that he will adhere to ISS’s current travel policy.

          5.       Confidentiality, Noncompetition and Invention Assignment. Parker has signed Appendix A to the Original Agreement, and Parker expressly reaffirms the terms of Section 5 of and Appendix A to the Original Agreement; the form of Appendix A to the Original Agreement is attached as Appendix A to this Agreement for reference.

6. Severance upon Termination of Employment.

(a)

Voluntary Termination. Should Parker terminate his employment for any reason other than for Good Reason as provided in Section 1(b)(ii)(B) and Section 1(b)(iv) of this Agreement, (i) ISS shall pay Parker all earned and unpaid amounts due to him for salary through the termination date and a pro-rata portion of any incentive pay to which, at ISS’s discretion, Parker would have been paid had he remained in ISS’s employ; (ii) Parker shall have 90 days after the date of the termination of his employment (or such shorter period as is provided in the Image Sensing Systems, Inc. 2005 Stock Incentive Plan, as amended (the “Plan”), or any successor or replacement plan of a similar nature, or an agreement governing the Option) to exercise all Options owned by Parker that are exercisable as of such termination date; and (iii) any other Options, Restricted Stock and Restricted Stock Units owned by Parker shall automatically terminate. Except as expressly provided herein, to the extent that there is any conflict between the provisions of this Section 6(a) and the provisions of the Plan or any agreement governing Options, Restricted Stock and Restricted Stock Units owned by Parker, the provisions of this Section 6(a) shall govern. For purposes of this Agreement, the terms “Option,” “Restricted Stock” and “Restricted Stock Units” shall have the meaning set forth in the Plan or any successor or replacement plan of a similar nature.

(b)

Termination by ISS “With Cause.” Should ISS terminate Parker’s employment With Cause, Parker shall not be entitled to any severance, and all of the Options, Restricted Stock and Restricted Stock Units owned by Parker shall automatically terminate; provided, however, that Parker shall have thirty (30) days to cure any alleged breach, failure, or misconduct under Section 1(b)(vi)(D) of this Agreement, if such alleged breach, failure or misconduct is curable, after ISS provides Parker written notice of the actions or omissions constituting such breach, failure, or misconduct. Except as expressly provided herein, to the extent that there is any conflict between the provisions of this Section 6(b) and the provisions of the Plan or any agreement governing Options, Restricted Stock and Restricted Stock Units owned by Parker, the provisions of this Section 6(b) shall govern.

(c)

Termination by ISS “Without Cause.” Should ISS terminate Parker’s employment for any reason other than (1) With Cause, (2) a Change in Control Termination, or (3) because of Parker’s inability to perform his duties because of death or disability, upon entry into a release agreement provided by ISS in a form substantially similar to that set forth in Appendix B to this Agreement (the “Release Agreement”), (i) Parker shall be entitled to 12 months of salary continuation, without eligibility for bonus; and (ii) he shall have 90 days after the date of the termination of his employment (or such shorter period as is provided in the Plan, or any successor or replacement plan of a similar nature, or an agreement governing the Option) to exercise all Options owned by Parker that are exercisable as of such termination date. Any other Options, Restricted Stock and Restricted Stock Units owned by Parker shall automatically terminate upon termination of Parker’s employment under this Section 6(c). ISS and Parker have the ability, however, at any time, to terminate this Agreement by mutual written agreement, with or without the severance benefit. Except as expressly provided herein, to the extent that there is any conflict between the provisions of this Section 6(c) and the provisions of the Plan or any agreement governing Options, Restricted Stock and Restricted Stock Units owned by Parker, the provisions of this Section 6(c) shall govern.

(d)	Change in Control Termination. Subject to the conditions contained in this Agreement, upon a Change in Control Termination, Parker shall be entitled to the following compensation and benefits:

(i)

Upon Parker’s entry into the Release Agreement, ISS shall pay to Parker a severance payment equal to (A) 1.5 times the amount of Parker’s annual salary from ISS (or any predecessor entity or related entity) in effect as of the date of the Change in Control Termination plus (B) the total annual incentive pay to which Parker is entitled from ISS (or any predecessor entity or related entity) as of the date of the Change in Control Termination; for purposes of this paragraph, the terms “predecessor entity” and “related entity” shall have the meanings set forth in Section 280G of the Code.

(ii)

Any and all outstanding Options owned by Parker with a per share exercise price that is less than the Fair Market Value on the trading day before the date of the Change in Control Termination shall become immediately vested and exercisable as of the date of the Change in Control Termination, and Parker shall have 90 days after the date of the Change in Control Termination (or such shorter period as is provided in the Plan, or any successor or replacement plan of a similar nature, or an agreement governing the Option) to exercise all of such Options; any other Options owned by Parker shall automatically terminate; and the risks of forfeiture on any outstanding Restricted Stock or Restricted Stock Units owned by Parker shall immediately lapse. Except as expressly provided herein, to the extent that there is any conflict between the provisions of this Section 6(d)(ii) and the provisions of the Plan or any agreement governing Options, Restricted Stock and Restricted Stock Units owned by Parker, the provisions of this Section 6(d)(ii) shall govern.

(iii)

ISS, pursuant to federal and state law, will provide, for a period beginning on the date of Parker’s Change in Control Termination and ending on the earlier of the date that Parker obtains new employment or two years after such date of the Change in Control Termination (the “COBRA Period”), a continuation of the group medical insurance coverage previously provided to Parker by ISS; and, during the COBRA Period, ISS will pay that portion of the premium for group medical insurance that it paid during Parker’s employment.

(e)

Post-Termination Obligations and Conditions. In the event of the termination of Parker’s employment with ISS, the sole obligation of ISS to Parker will be ISS’s obligation to make any payments it is required to make to Parker as provided in this Agreement, and ISS will have no other obligation to Parker or to Parker’s beneficiary(ies) or estate.

(i)

Notwithstanding the provisions of Section 6(c) and Section 6(d) of this Agreement, ISS will not be obligated to make any payments to Parker under Section 6(c) or Section 6(d) unless: (A) Parker has signed the Release Agreement; (B) any and all applicable rescission periods provided by law for releases of claims shall have expired and Parker shall have signed and not rescinded the release of claims; and (C) Parker is in strict compliance with the terms of this Agreement as of the date(s) of such payments.

(ii)

Immediately upon the termination of Parker’s employment with ISS for any reason, Parker will resign all positions then held as a director, officer, manager or managing director of ISS and of affiliated entities of ISS.

(f)

Withholding Taxes. ISS shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.

(g)	Compliance with Code Section 409A.

(i)

The parties to this Agreement intend that the payments described in Section 6(c) and Section 6(d) of this Agreement shall be excluded from deferred compensation as a “short-term deferral” under Treas. Reg. §1.409A-1(b)(4). The parties to this Agreement intend that the continuation of any health and dental benefits under this Agreement shall be excluded from deferred compensation pursuant to the medical benefits exception for separation pay plans under Treas. Reg. §1.409A-1(b)(9)(v)(B).

(ii)

The parties to this Agreement intend that the continuation of any life and disability insurance benefits under this Agreement shall be excluded from deferred compensation as separation pay due to an involuntary separation from service under Treas. Reg. §1.409A-1(b)(9)(iii), and the amounts payable for any such continuation of life and disability insurance coverage shall not exceed two times the lesser of (x) Parker’s annualized compensation based on the annual rate of pay for services to ISS for the calendar year prior to the calendar year in which the Change in Control Termination occurs (adjusted for any increase during the year that was expected to continue indefinitely if Parker had not separated from service) or (y) the compensation limit under Section 401(a)(17) of the Code for the year in which the Change in Control Termination occurs.

(iii)

Notwithstanding the foregoing, if any of the payments described in Section 6(c) and Section 6(d) of this Agreement are subject to the requirements of Code Section 409A, and ISS determines that Parker is a “specified employee” as defined in Code Section 409A as of Parker’s Termination Date, such payments shall not be paid or commence earlier than the date that is six months after the Termination Date, but shall be paid or commence during the calendar year following the year in which the Termination Date occurs and within 30 days of the earliest possible date permitted under Code Section 409A.

7.	Miscellaneous.

(a)

Notices. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (1) when personally received or when sent by facsimile transmission (to the receiving party’s facsimile number), (2) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (3) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Paragraph:

If to ISS:	James W. Bracke
500 Spruce Tree Centre
1600 University Ave. West
St. Paul, MN 55104
(or other address as is notified in writing from time to time by ISS to Parker by return receipt requested, postage prepaid post)

If to Parker:	Dale E. Parker
1610 Islamorada Blvd. No. 61B
Punta Gorda, Florida 33955
(or other address as is notified in writing from time to time by Parker to ISS by return receipt requested, postage prepaid post)

(b)

Amendments. Except as provided in the next sentence, this Agreement may not be changed or modified in whole or in part except by a writing signed by ISS and Parker. Notwithstanding anything in this Agreement to the contrary, ISS and Parker agree that ISS has the right to amend this Agreement without Parker’s consent to the extent necessary or desirable to comply with Code Section 409A, provided that no such amendment may reduce the amount of any benefits payable to Parker without Parker’s consent.

(c)	Governing Law. This Agreement will be governed by and interpreted according to the laws of the State of Minnesota without regard to its conflicts law.

(d)

No Waiver. The failure of either party to this Agreement to insist on strict compliance with any of the terms of this Agreement in any instance or instances will not be deemed to be a waiver of any term of this Agreement or of that party’s right to require strict compliance with the terms of this Agreement in any other instance.

(e)

Severability. Parker and ISS recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of ISS. If for any reason a court of competent jurisdiction or binding arbitration proceeding finds any provision of this Agreement, or the application of any part of this Agreement, to be unenforceable, the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties to this Agreement. The parties to this Agreement further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

(f)

Entire Agreement. With the exception of Section 5 of and Appendix A to the Original Agreement, this Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, including, without limitation, the Original Agreement (with the foregoing exceptions), between the parties to this Agreement with respect to the subject matter of this Agreement.

(g)

Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until the date on which Parker’s employment with ISS terminates for any reason whatsoever; provided, that any rights and obligations accruing upon or prior to the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.

(h)

Successors and Assigns. This Agreement shall inure to the benefit of and shall be enforceable by Parker, his heirs and the personal representative(s) of his estate, and it shall be binding upon and inure to the benefit of ISS and its successors and assigns. ISS will require the transferee of any sale of all or substantially all of the business and assets of ISS or the survivor of any merger, consolidation or other transaction expressly to agree to honor this Agreement in the same manner and to the same extent that ISS would be required to perform this Agreement if no such event had taken place. The failure of ISS to obtain such agreement before the effective date of such event shall be a material breach of this Agreement by ISS within the meaning of Section 1(b)(iv)(D) of this Agreement.

(i)	Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(j)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, Parker and ISS have caused this Agreement to be duly executed and delivered as of the Effective Date.

Image Sensing Systems, Inc.

By:	/s/ James W. Bracke	/s/ Dale E. Parker
	James W. Bracke	Dale E. Parker
Its:	Chairman

APPENDIX A
TO THE EMPLOYMENT AGREEMENT BETWEEN
IMAGE SENSING SYSTEMS, INC., AND DALE E PARKER

CONFIDENTIALITY, NONCOMPETITION AND
INVENTION ASSIGNMENT AGREEMENT

          This CONFIDENTIALITY, NONCOMPETITION, AND INVENTION ASSIGNMENT AGREEMENT (“Agreement”) between Image Sensing Systems, Inc. (“ISS”), and Dale E. Parker (“Employee”) is signed and dated AS OF June 25, 2013.

          As an express condition of Employee’s employment with ISS, for his receipt of ISS benefits, and other valuable consideration, and in exchange for other premises and mutual promises contained in this Agreement, ISS and Employee agree as follows:

       1.          Confidential and Proprietary Information.

                    (a)          Employee understands and agrees that, during the course of his employment with ISS, he will receive proprietary, confidential, and trade secret information – all of which has special value to and constitutes a unique asset of ISS (collectively referred to in this Agreement as “Confidential & Proprietary Information”). Employee agrees that he will not disclose such Confidential & Proprietary Information during the period of his employment or after the termination of his employment for any reason whatsoever and that he will not use or share the same with any person, firm, or corporation without first obtaining ISS’s written consent.

                    (b)          For these purposes, “Confidential and Proprietary Information” includes, but is not limited to, confidential information relating to ISS’s business, products and services, customers, or vendors; trade secrets, data, specifications, developments, inventions, patents, patent materials, copyrightable subject matter and ideas, processes, know-how, designs, computer systems, and research activity; marketing and sales strategies, marketing and product plans, information, pricing strategies, and techniques; long and short term business plans; existing and prospective client, vendor, and employee lists, contacts, and information; financial and personnel information; any information and/or applications relating to ISS’s internal information systems; and any other information concerning the business of ISS which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties or with the express written consent of ISS. All Confidential and Proprietary Information, including all copies, notes regarding, correspondence and/or electronic communications regarding, and replications of such Confidential and Proprietary Information will remain the sole property of ISS and must be returned to ISS immediately upon termination of Employee’s employment.

                    (c)          Employee acknowledges that ISS’s Confidential and Proprietary Information constitutes a unique and valuable asset of ISS and represents a substantial investment of time and expense by ISS, and that any disclosure or use of such knowledge or information other than for the sole benefit of ISS would be wrongful and would cause irreparable harm to ISS.

                    (d)          The foregoing obligations of confidentiality do not apply to any knowledge or information that is now published or which subsequently becomes generally publicly known in the form in which it was obtained from ISS, other than as a direct or indirect result of the breach of this Agreement by Employee.

       2.          Return of Company Property. Upon termination of employment with ISS for whatever reason, or at any other time at the request of ISS, Employee will deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies of such Company property in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property of ISS and that he will certify in writing to ISS at the time of delivery that he has complied with this obligation.

       3.          Noncompetition Covenant. ISS and Employee agree that, due to Employee’s position with ISS, Employee will have access to ISS’s Confidential and Proprietary Information and has developed and will continue to develop certain goodwill and relationships on behalf of ISS. Employee acknowledges that ISS will only release its Confidential and Proprietary Information, and will only permit Employee to continue to generate this goodwill and these relationships, upon the receipt of assurances that Employee will not use the information, goodwill, or relationships to ISS’s disadvantage and, accordingly, agrees to the following provisions:

                    (a)          Agreement Not to Compete. During the term of his employment with ISS, and for a period of twelve (12) months after the termination of such employment for any reason, Employee will not, directly or indirectly, serve as an employee, agent, consultant, director, stockholder or owner, or render services to any Conflicting Organization. Employee also will not direct any other individual or business enterprise to engage in such competition with ISS. For the purposes of this Agreement, “Conflicting Organization” means companies and other organizations engaged in or which have plans to engage in software-based computer enabled detection products and solutions for the intelligent transportation industry and adjacent security and law enforcement markets.

                    (b)          Nonsolicitation of Customers or Suppliers. During the term of his employment with ISS, and for a period of twelve (12) months after the termination of such employment for any reason, Employee agrees that he will not, directly or indirectly, divert, solicit, approach, contact, call upon, accept business from, or sell or render services to any client/customer or prospective client/customer of ISS who was solicited or serviced directly by Employee at any time during the twelve (12) months prior to his termination from employment, or where he supervised, directly or indirectly, in whole or in part, the solicitation or service activities related to such clients or prospects during the same twelve-month period. Employee also will not, directly or indirectly, aid or assist any other person, firm, or corporation in doing what he himself cannot do under the terms of this Agreement. Employee will not in any way interfere or attempt to interfere with ISS’s relationships with any of its actual or potential customers, suppliers, or subcontractors.

                    (c)          Nonsolicitation of Employees. Employee recognizes that ISS’s work force constitutes an important and vital aspect of its business. During the term of his employment with ISS, and for a period of twelve (12) months after the termination of such employment for any reason, Employee will not, directly or indirectly, hire, solicit, employ, or attempt to employ, any employee or director of ISS, or otherwise directly or indirectly interfere with or disrupt relationships, contractual or otherwise, between ISS and any of its employees, directors, or consultants.

                    (d)          Acknowledgment. Employee agrees that the restrictions and agreements contained in this Agreement (and particularly in this Paragraph 3) are reasonable and necessary to protect the legitimate interests of ISS, and that any violation of this Agreement will cause substantial and irreparable harm to ISS that would not be quantifiable and for which no adequate remedy would exist at law. Employee further acknowledges that he has had the opportunity to request that legal counsel review this Agreement and, having exhausted such right, agrees to the terms herein without reservation. Accordingly, Employee authorizes the issuance of injunctive relief by any court of appropriate jurisdiction, without the requirement of posting bond, for any violation of this Agreement, and agrees that ISS shall be entitled to the recovery of reasonable attorneys’ fees incurred in the enforcement of this Agreement.

       4.          Assignment of Inventions. Employee agrees to promptly disclose to ISS inventions, ideas, processes, writings, designs, developments and improvements, whether or not protectable under the applicable patent, trademark or copyright statutes, which Employee makes, conceives, reduces to practice, or learns during his/her employment by ISS, either alone or jointly with others, relating to any business in which ISS is or may be concerned (“Inventions”). Such disclosures will be made by Employee to ISS in a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.

                    (a)          To the extent that any Invention qualifies as “work made for hire” as defined in 17 U.S.C. § 101 (1976), as amended, such Invention will be the exclusive property of ISS. Moreover, Employee agrees to treat every work or idea created or acquired by or on behalf of Employee for ISS as a “work made for hire.” It is the intent of both Employee and ISS that ISS have unrestricted ownership in all of such works and to any derivative works thereof, without further compensation of any kind to Employee or to those with whom Employee may work.

                    (b)          Consistent with and to the extent permitted by law, Employee hereby assigns and agrees to assign to ISS all rights in and to these Inventions, including, but not limited to, applications for United States and foreign patents and resulting patents and to further cooperate with ISS in maintaining, obtaining, and protecting such proprietary rights. Employee shall execute all applications, assignments and other papers necessary to enable ISS to obtain full protection and title to such matter and inventions, and Employee hereby waives any claim of moral right that Employee may have in or in connection with any such work.

                    (c)          Employee further acknowledges that he received notice from ISS that his obligation to assign rights in and to any Inventions does not apply to an Invention for which no equipment, supplies, facility or trade secret information of ISS was used and which was developed entirely on Employee’s own time, and (1) which does not relate (A) directly to the business of ISS or (B) to ISS’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for ISS.

                    (d)          Employee has attached a complete list of all existing patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, trademarks, copyrights, service marks, discoveries, patents, technology, algorithms, computer software, application programming interfaces, protocols, formulas, compositions, ideas, designs, processes, techniques, know-how, data, and all improvements thereto to which Employee claims ownership as of the date of this Agreement and which Employee desires to clarify are not subject to this Agreement (“Excluded Inventions”). If no such list is attached to this Agreement, Employee represents that he has no such Excluded Inventions at the time of signing this Agreement.

                    (e)          Employee further agrees that prior to separation from employment with ISS for any reason, he will disclose to ISS, in a written report, all Inventions, the rights to which he has agreed to assign to ISS under (a) and (b) above, and which he has not previously disclosed.

                    (f)          In the event of any dispute concerning whether an Invention made or conceived by Employee is the property of ISS, such Invention will be presumed to be the property of ISS, and Employee will bear the burden of establishing otherwise in any arbitration, litigation, or similar proceeding.

       5.          Injunctive Relief. Because the Confidential and Proprietary Information described above and the products derived therefrom are unique, peculiar and of great value to ISS, ISS shall be entitled to injunctive relief to restrain Employee from violating or threatening to violate any provisions contained herein. The parties also agree that, because of the unique nature of their relationship and the information and products to which Employee has been exposed through this relationship, ISS shall be entitled to an injunction to be issued by any Court of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement, and Employee hereby consents to the issuance of such injunction. Proceedings may be initiated against Employee or Employee’s legal representatives or assigns. ISS shall be entitled to its reasonable costs and attorneys’ fees incurred in enforcing this provision.

       6.          Miscellaneous.

                    (a)          At-will Employment. Nothing in this Agreement creates any rights of employment. Employee is, and remains, an “at-will” employee.

                    (b)          Severability. It is further agreed and understood by the parties that if any part, term or provision of this Agreement should be unenforceable, invalid, or illegal under any applicable law or rule, the offending term or provision will be struck and the remaining provisions of the Agreement will not be affected or impaired thereby.

                    (c)          Assignability. The terms, conditions, and covenants of this Agreement shall be assignable to the successors and assigns of ISS.

                    (d)          Waiver. Failure of ISS at any time to enforce any provision of this Agreement shall not be interpreted as a waiver of any provision of ISS’s rights under this Agreement.

                    (e)          Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to such subject matter.

                    (f)          Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No delay or waiver, express or implied, by ISS of any right or any breach by Employee shall constitute a waiver of any other right or breach by Employee.

                    (g)          Governing Law. This Agreement will be governed by and interpreted according to the substantive laws of the State of Minnesota without regard to such state’s conflicts law.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date memorialized in the first paragraph.

Image Sensing Systems, Inc.

By:	By:
Its:

APPENDIX B
TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT
BETWEEN
IMAGE SENSING SYSTEMS, INC. AND DALE E. PARKER

          WHEREAS, the parties entered into an Amended and Restated Employment Agreement which became effective on ______________, 2014 (the “Employment Agreement”); and

          WHEREAS, in order to receive certain severance payments and related benefits under Section 6 of the Employment Agreement, the parties agreed that Parker would be required to sign a release of claims at the time of the event contemplated by Section 6; and

          WHEREAS, the parties have agreed to a form of release substantially similar to that set forth in this Appendix B; and

          WHEREAS, under the terms of this Appendix B, Parker agrees to release all claims – whether known or unknown – that he may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates, through the date of his signature on this Appendix B;

          NOW, THEREFORE, it is mutually agreed by and between the parties for good and valuable consideration as follows:

          A          Parker affirms that he is signing this Appendix B on or after the termination of his employment, as described in Section 6 of the Employment Agreement.

          B.          Parker, for good and valuable consideration, does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits, and damages, of any kind or character, which he has or may have against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates arising out of any acts, omissions, conduct, decisions, behavior, or events occurring up through the date of his signature on this Appendix B.

          Parker understands that he is giving up any and all claims (whether now known or unknown) that he may have including (without limitation) claims relating to his employment with ISS, and the cessation of his employment with ISS, including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act (“ADA”); the Family & Medical Leave Act (“FMLA”); the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act; or any other federal, state, or local statute, ordinance, or law. Parker also understands that he is giving up all other claims, including those grounded in contract or tort theories, including but not limited to breach of contract; tortious interference with contractual relations; promissory estoppel; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, defamation and self-publication defamation; intentional or negligent infliction of emotional distress; sexual harassment; or any other theory.

          Parker further understands that he is releasing, and does hereby release, any claims for damages, by charge or otherwise, whether brought by him or on his behalf by any other party, governmental or otherwise, and agrees not to institute any claims for damages via administrative or legal proceedings against ISS, or any of its respective officers, directors, members, managers, employees or agents, parents or affiliates. Parker understands that, while he retains his right to bring an administrative charge with the Equal Employment Opportunity Commission or the Minnesota Department of Human Rights, he waives and releases any and all rights to money damages or other legal relief awarded by any governmental agency related to any charge or claim.

B-1

          C.          Parker understands that he has the right to seek legal counsel before entering into this Appendix B and that he has 21 days from the date of his termination to execute this Appendix B.

          D.          Parker understands that he may revoke this release (Appendix B) (1) with respect to potential age-related claims within the seven-day period following the date he signs it and (2) with respect to potential claims under the Minnesota Human Rights Act within the fifteen-day period following the date he signs it. Parker also understands that, if he does revoke this release (Appendix B), he gives up any right to the consideration provided to him the benefits described in Paragraph 6 of the Employment Agreement.

          E.          Parker acknowledges that he has read this Appendix B, that he understands it, and that he enters into Appendix B voluntarily.

Dated:	By:
Dale E. Parker

B-2